Exhibit 99.(d)(16)(i)

AMENDMENT TO AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Amended and Restated Sub-Advisory Agreement (“Agreement”) dated as of April 4, 2023 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Ninety One North America, Inc., a Delaware corporation (the “Sub-Advisor”), is made effective as of the 31st day of March, 2025.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of one or more of the Trust’s series (each a “Fund” and collectively, the “Funds”) under the Agreement;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, subject to Clause 12 of the Agreement, the Advisor and the Sub-Advisor desire to amend the Agreement as set forth in this First Amendment; and

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to the Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule with respect to the Funds, is hereby deleted in its entirety and replaced with the Exhibit A attached to this Amendment with an effective date of March 31, 2025.

2.	The Advisor and the Sub-Advisor each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

ADVISOR			SUB-ADVISOR
MERCER INVESTMENTS LLC			NINETY ONE NORTH AMERICA, INC.

By:	/s/ Erin Lefkowitz		By:	/s/ Sangeeth Sewnath
	Name:	Erin Lefkowitz	Name:	Sangeeth Sewnath
	Title:	Vice President	Title:	Managing Director

			By:	/s/ Dana Troetel
			Name:	Dana Troetel
			Title:	CCO, Head of Legal, Americas